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                     U.S. Securities and Exchange Commission
                             Washington, D. C. 20549
                    ----------------------------------------

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): February 22, 2001

                           LAIDLAW GLOBAL CORPORATION
             (Exact Name of Registrant as specified in its charter)



            Delaware                 33-37203-D                  84-1148210
 (State or other jurisdiction     (Commission File            (IRS Employer
      of Incorporation)               Number)             Identification Number)



         100 Park Avenue, New York, NY                        10017
   (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code  (212) 376-8800




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Item 5. Other Events

1. Results of Annual Meeting of Stockholders.

     a. On February 27, 2001, Laidlaw Global Corporation (the "Company") held its annual meeting of stockholders (the "Meeting"). At the Meeting the eight persons nominated for election to the Board of Directors by Management were elected to serve until the next Annual Meeting of stockholders and until their successors are duly elected to serve in their stead.

     The elected Company's directors were as follows:

Name                         Positions with the Company
----                         --------------------------

Larry D. Horner              Chairman of the Board and Director

Roger Bendelac               President, Chief Executive Officer, Chief Operating
                             Officer, Secretary and Director

Jean-Marc Beaujolin          Director

John P. O'Shea               Director

Philip Connor III            Director

Carlos C. Campbell           Director

Marc Riez                    Director

Arthur James Niebauer        Director

Each director received 18,774,689 votes with 15 votes abstaining

     b. The stockholders further approved Grant Thornton LLP to serve as the independent auditors of the Company for the current fiscal year. The selection was submitted to the stockholders and the stockholders ratified this selection at the Meeting. 17,267,004 shares voted for ratification; 200 shares voted against.

     c. The Board of Directors unanimously adopted a resolution approving and recommending to the Company's stockholders for their approval, a discretionary amendment to the Certificate of Incorporation authorizing a 1-for-5 reverse stock split of the shares of common stock of the Company (the "Reverse Stock Split"). The Reverse Stock Split, if effected by the Board, will decrease the shares of common stock of the Company issued and outstanding, or held as treasury shares, and will correspondingly increase the par value of the common stock, but will not change the number of authorized shares of common stock. The

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stockholders  approved this resolution at the Meeting. The shareholders approved the action of the Board of Directors by a vote of $17,148,363 to 1,626,341.

2. Pending Matter Before Greek Capital Market Commission ("CMC") In early 2000 representatives of the Company were introduced to a representative of Elektra S.A. ("Elektra") an entity whose securities are publicly traded in Greece, in order to discuss a business strategy by which the Company would assist in the sale of a significant amount of Elektra's shares by certain of its stockholders. Following meetings with such persons, Elektra announced in the Spring of 2000 that its principal shareholders would sell up to 3,000,000 shares of its stock. On March 28, 2000 Elektra sold two million shares of its stock to institutional investors though a Greek brokerage firm, Contalexis Financial Services.

     On February 22, 2001 the CMC, an administrative body which reviews securities issues in Greece, found that a subsidiary of the Company, Laidlaw Global Securities, Inc. violated certain notification requirements to the CMC and Elektra. According to the CMC's findings, the Company (i) failed to notify the CMC and Elektra of a March 28, 2000 acquisition of Elektra shares and (ii) failed to notify the Athens Stock Exchange of the Company's assignment of voting rights and participation of share capital in Elektra. The Company believes that since neither it nor any subsidiary ever owned shares of Elektra, and for the other reasons set forth below, that both of these findings are without merit and factually inaccurate and will be overturned on appeal.

     Additionally, the CMC found that a Company representative falsely stated to the public that the Company was interested in holding Elektra shares two days prior to selling such shares. Since the Company has never held shares of Elektra, it believes that such statements were misquoted by the Greek press. Laidlaw Global Securities, Inc. was assessed fines of approximately $79,000 and $77,000, respectively, for the first two findings. The Company was assessed a fine of approximately $408,000 for the third finding.

     The fines were levied after reviewing response letters filed by the Company's Greek counsel. Greek counsel to the Company will be filing Remedy Petitions before the CMC against the decisions assessing the fines, which is a form of an administrative proceeding. In the event the Remedy Petitions are rejected by the CMC, the Company will file Writs of Annulment before the Conseil d'Etat, which is the Greek Court having jurisdiction over such matters. Since neither the Company, not any of its subsidiaries has (i) ever owned shares of Elektra, (ii) ever acted as a principal or agent for the purchase or sale of shares of Elektra, (iii) acted as a broker/dealer of securities of Elektra; or,
(iv) ever stated, publicly or otherwise, that it, or any of its subsidiaries did hold, or intended to hold or own shares of Elektra, that it believes that the findings of the CMC will be overturned on appeal.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       LAIDLAW GLOBAL CORPORATION

March 6, 2001                          By: /s/ Roger Bendelac
                                           -------------------------------------
                                             Roger Bendelac,
                                             President